Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

CALIFORNIA PIZZA KITCHEN, INC.

at

$18.50 NET PER SHARE

Pursuant to the Offer to Purchase dated June 8, 2011

by

CPK MERGER SUB INC.,

a direct wholly owned subsidiary of

CPK HOLDINGS INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JULY 6, 2011, UNLESS THE OFFER IS EXTENDED.

June 8, 2011

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 8, 2011 (as it may be amended or supplemented from time to time, what we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, what we refer to as the “Letter of Transmittal” and, together with the Offer to Purchase, what we refer to as the “Offer”) in connection with the offer by CPK Merger Sub Inc., a Delaware corporation (which we refer to as “Purchaser”) and a direct wholly owned subsidiary of CPK Holdings Inc., a Delaware corporation (which we refer to as “Parent”), to purchase all outstanding shares of common stock, par value $0.01 per share (which we refer to as “Shares”), of California Pizza Kitchen, Inc., a Delaware corporation (which we refer to as “CPK”), at a purchase price of $18.50 per Share, net to the seller in cash without interest, less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

Also enclosed is a letter to stockholders of CPK from the co-Chief Executive Officers of CPK, accompanied by CPK’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $18.50 per Share, net to you in cash without interest, less any applicable withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 24, 2011 (together with any amendments or supplements thereto, what we refer to as the “Merger Agreement”), among Parent, Purchaser and CPK, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into CPK, and CPK will be the surviving corporation and a wholly owned subsidiary of CPK Holdings Inc. (which we refer to as the “Merger”).

4.	After careful consideration, the board of directors of CPK (which we refer to as the “CPK Board”) unanimously (1) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (2) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of CPK, and (3) subject to the terms and conditions of the Merger Agreement, recommended that the stockholders of CPK accept the Offer and tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

5.	The Offer and withdrawal rights will expire at midnight, New York City time, on July 6, 2011, unless the Offer is extended by Purchaser or earlier terminated.

6.	The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the Letter of Transmittal. However, United States federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CALIFORNIA PIZZA KITCHEN, INC.

at

$18.50 NET PER SHARE

Pursuant to the Offer to Purchase dated June 8, 2011

by

CPK MERGER SUB INC.,

a direct wholly owned subsidiary of

CPK HOLDINGS INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 8, 2011 (as it may be amended or supplemented from time to time, what we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, and together with the Offer to Purchase, what we refer to as the “Offer”), in connection with the offer by CPK Merger Sub Inc., a Delaware corporation (which we refer to as “Purchaser”) and a direct wholly owned subsidiary of CPK Holdings Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share (which we refer to as “Shares”), of California Pizza Kitchen, Inc., a Delaware corporation, at a purchase price of $18.50 per Share, net to the seller in cash without interest, less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated: , 2011

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(Please Print Name(s))

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